Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of World Health Energy Holdings, Inc.’s (the “Company”) Form 8-K dated March 5, 2024, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) Dismissal of Independent Registered Public Accounting Firm.

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b) Appointment of Independent Registered Public Accounting Firm

Yours truly,

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in The Deloitte Global Network

Tel Aviv. Israel

March 11, 2024